UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 17, 2016

DS HEALTHCARE GROUP, INC.

(Exact name of registrant as specified in its charter)

______________

Florida	001-35763	20-8380461
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1601 Green Road, Pompano Beach, FL 33064

(Address of Principal Executive Office) (Zip Code)

(888) 404-7770

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

———————

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 18, 2016, the audit committee of the Board of Directors (the “Board”) of DS Healthcare Group, Inc., a Florida corporation (the “Company”) after discussion with the Company’s Independent Registered Public Accounting Firm, Marcum LLP (“Marcum”), concluded that the unaudited condensed consolidated financial statements of the Company for the two fiscal quarters ended June 30, 2015 and September 30, 2015 (the “June and September 2015 Quarters”), should no longer be relied upon because of certain errors in such financial statements.  To the knowledge of the audit committee, the facts underlying its conclusion include that revenues recognized related to certain customers of the Company did not meet revenue recognition criteria in the June and September 2015 Quarters.  Additionally, certain equity transactions in the June and September 2015 Quarters were not properly recorded in accordance with United States Generally Accepted Accounting Principles and also were not properly disclosed.

The audit committee of the Board and the management of the Company have discussed these matters with Marcum, and both the audit committee and Marcum are continuing to review the relevant issues.  Based on its current information, the Company believes that the adjustments to such interim financial statements will be material when finalized.  As such, the Company intends to file amendments to its Form 10-Q Quarterly Reports for the periods ended June 30, 2015 and September 30, 2015, and restate the financial statements set forth therein, to the extent applicable, as soon as possible.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 29, 2016, the audit committee of the Board, consisting of all members of the Board other than Daniel Khesin (at the time the Company’s President and a member and the Chairman of the Board), engaged independent counsel to conduct an investigation regarding certain transactions involving Mr. Khesin and other individuals. The audit committee started this investigation, without outside counsel, earlier in February. This investigation includes, but is not limited to, the revenue recognition and equity transactions discussed in Item 4.02 above. The investigation is ongoing.

On March 17, 2016, all members of the Board other than Mr. Khesin, terminated the employment of Mr. Khesin, as President and as an employee of the Company, and also terminated Mr. Khesin’s employment agreement, dated December 16, 2013. The Board members terminated both Mr. Khesin’s employment and employment agreement for cause. In addition, the members of the Board unanimously removed Mr. Khesin as Chairman and a member of the Board, also for cause. The Board terminated Mr. Khesin for cause from both his employment and Board positions because the Board believes, based on the current results of the investigation, that there is sufficient evidence to conclude that Mr. Khesin violated his fiduciary duty to the Company and its subsidiaries.  We have filed the letter from the members of the Board to Mr. Khesin as an exhibit to this Current Report on Form 8-K.

On March 23, 2016, the Company provided Mr. Khesin with a copy of the disclosures it is making in this Item 5.02 and provided Mr. Khesin with an opportunity to furnish the Company with a letter addressed to the Company stating whether he agrees with the statements in this Item and, if not, stating the respects in which he does not agree. On March 23, 2016, through his counsel, Mr. Khesin has advised the audit committee of the Board that he disagrees with the findings of the audit committee and its independent counsel and believes that the termination as an executive officer of the Company, removal from the Board and termination of his employment agreement was not proper. We have filed the letter from Mr. Khesin’s counsel in response to his termination as an exhibit to this Current Report on Form 8-K.

Item 9.01.

Financial Statements and Exhibits.

 (d) Exhibits.

Exhibit
No.	Description

99.1	Letter dated March 17, 2016 from the audit committee of the board of directors to Daniel Khesin

99.2	March 23, 2016 Response from counsel to Daniel Khesin to DS Healthcare Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DS HEALTHCARE GROUP, INC.

Date: March 23, 2016	By:	/s/ Renee Barch-Niles
Renee Barch-Niles
Chief Executive Officer